GECC SERIES A FIXED RATE PRICING SUPPLEMENT
PROSPECTUS	Pricing Supplement No. 3836
Dated November 21, 2002	Dated December 3, 2002
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated November 22, 2002	No. 333-100527

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date: December 3, 2002

Settlement Date (Original Issue Date): December 6, 2002

Maturity Date: January 15, 2008

Principal Amount (in Specified Currency): US$1,500,000,000

Price to Public (Issue Price): 99.391%

Agent's Discount or Commission: 0.325%

Net Proceeds to Issuer: US$1,485,990,000

Interest Rate Per Annum: 4.25%

Interest Payment Date(s):

X July 15th and January 15th of each year commencing July 15, 2003 (with respect to the period from and including December 6, 2002 to but excluding July 15, 2003) and ending on the Maturity Date.

Clearance and Settlement:

___ DTC only

X DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

___ DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

___ Euroclear and Clearstream, Luxembourg only

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Fixed Rate)
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Rule 424(b)(3)-Registration Statement
No. 333-100527

CUSIP No.: 36962GZZ0

ISIN No.: US36962GZZ08

Common Code: 15948272

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Reopening of Issue:

Additional notes may be issued with the same terms as these Notes. After such additional notes are issued, they will be fungible with these Notes. See "Description of Notes Reopening of Issue" as described in the Prospectus Supplement dated November 22, 2002.

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A
(Fixed Rate)
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Dated December 3, 2002
Rule 424(b)(3)-Registration Statement
No. 333-100527

Listing:

X Listed on the Luxembourg Exchange

___ Not listed on the Luxembourg Exchange

___ Other listing: (specify)

Additional Information:

General.

At September 28, 2002 the Company had outstanding indebtedness totaling $252.640 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 28, 2002 excluding subordinated notes payable after one year was equal to $251.682 billion.

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 99.391% of the aggregate principal amount less an underwriting discount equal to 0.325% of the principal amount of the Notes.

Institution Credit Suisse First Boston Corporation	Commitment $ 480,000,000
Deutsche Bank Securities Inc.	$ 480,000,000
UBS Warburg LLC	$ 480,000,000
Blaylock & Partners, L.P.	$ 15,000,000
BNP Paribas Securities Corp.	$ 15,000,000
Loop Capital Markets, LLC	$ 15,000,000
The Williams Capital Group, L.P.	$ 15,000,000

Total	$1,500,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(Fixed Rate)
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Pricing Supplement No. 3836
Dated December 3, 2002
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No. 333-100527

Additional Selling Restrictions- Notice to Canadian Residents:

Resale Restrictions

The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Notes are made. Any resale of the Notes in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

Representations of Purchasers

By purchasing Notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that the purchaser is entitled under applicable provincial securities laws to purchase the without the benefit of a prospectus qualified under those securities laws,

where required by law, that the purchaser is purchasing as principal and not as agent, and the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action - Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the Notes, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the Notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

(Fixed Rate)
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No. 333-100527

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and about the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

$1,500,000,000

GENERAL ELECTRIC CAPITAL CORPORATION

Global Medium-Term Notes, Series A

TERMS AGREEMENT

December 3, 2002

GENERAL ELECTRIC CAPITAL CORPORATION

201 High Ridge Road

Stamford, CT 06927

Attention: Senior Vice President - Corporate Treasury and

Global Funding Operation

Re: Second Amended and Restated U.S. Distribution Agreement dated as of April 16, 2002, as amended on November 22, 2002 ("U.S. Distribution Agreement")

Each of the undersigned (the "Agents") agrees to purchase the principal amount of Global Medium-Term Notes (Pricing Supplement No. 3836) set forth opposite its name on the Schedule I hereto, having the following terms:

Maturity Date: January 15, 2008

Principal Amount: USD 1,500,000,000

Issue Price: 99.391%

Settlement Date: December 6, 2002

Place of Delivery: The City of New York, New York

Issue Date: December 6, 2002

Specified Currency: United States Dollars

Interest Rate: 4.25%

Interest Payment Dates: Semi-Annually on each July 15th and January 15th of each year, commencing July 15, 2003 (with respect to the period from and including December 6, 2002 to but excluding July 15, 2003) and ending on the Maturity Date.

Redemption at the option of the Company: None

Repayment at the option of the holder: None

Discount/Commissions: 0.3250%

Terms used but not defined herein shall have the meaning assigned to them in the U.S. Distribution Agreement.

To the extent that any of the Underwriters listed on Schedule I are not named as Agents in the U.S. Distribution Agreement, such entities are hereby appointed Agents thereunder with respect to this transaction.

The certificate referred to in Section 5(b) of the U.S. Distribution Agreement, the opinion referred to in Section 5(a)(i) of the U.S. Distribution Agreement and the accountants letter referred to in Section 5(c) of the U.S. Distribution Agreement will be required.

CREDIT SUISSE FIRST BOSTON CORPORATION

and the other Agents listed on Schedule I

Acting each by its duly authorized attorney

CREDIT SUISSE FIRST BOSTON CORPORATION

By: _______________________________

Title:

Accepted:

GENERAL ELECTRIC CAPITAL CORPORATION

By: _____________________________________

Dennis R. Sweeney

Vice President

Schedule I

Institution Credit Suisse First Boston Corporation	Commitment $ 480,000,000
Deutsche Bank Securities Inc.	$ 480,000,000
UBS Warburg LLC	$ 480,000,000
Blaylock & Partners, L.P.	$ 15,000,000
BNP Paribas Securities Corp.	$ 15,000,000
Loop Capital Markets, LLC	$ 15,000,000
The Williams Capital Group, L.P.	$ 15,000,000

Total	$ 1,500,000,000

GENERAL ELECTRIC CAPITAL CORPORATION

Executive Officer's Certificate

I, Dennis R. Sweeney, Vice President of General Electric Capital Corporation, a Delaware corporation (the "Company"), DO HEREBY CERTIFY pursuant to Section 5(b) of the Second Amended and Restated U.S. Distribution Agreement dated as of April 16, 2002, as amended on November 22, 2002 (the "Distribution Agreement"), among the Company and the Agents named therein, relating to Global Medium-Term Notes, Series A and the related Terms Agreement dated as of December 3, 2002 between the Company, Credit Suisse First Boston and the other agents named therein:

The representations and warranties of the Company contained in the Distribution Agreement are true and correct on and as of the date hereof, as if made on and as of such date and the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied under the Distribution Agreement at or prior to the date hereof; and

No stop order suspending the effectiveness of the Registration Statement is in effect, and, to the best of my knowledge, no proceedings for such purpose are pending before or threatened by the Securities and Exchange Commission, and there has been no material adverse change in the condition of the Company and its subsidiaries, taken as a whole, from that set forth in the Registration Statement, the Prospectus, the Prospectus Supplement, and the Pricing Supplement.

Capitalized terms used in this certificate have the meanings ascribed to them in the Distribution Agreement referred to above.

IN WITNESS WHEREOF, I have signed this certificate as of this 6th day of December, 2002.

GENERAL ELECTRIC CAPITAL

CORPORATION

By:

Dennis R. Sweeney

Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

Assistant Secretary's Certificate

I, David P. Russell, Assistant Secretary of General Electric Capital Corporation, a Delaware corporation (the "Company"), hereby certify that:

(a) No amendment or other document relating to or affecting the Certificate of Incorporation of the Company has been filed in the office of the Secretary of the State of Delaware since August 7, 2002, and no action has been taken by the Company or its stockholders, directors or officers in contemplation of the filing of any amendment or other document relating to or affecting the Certificate of Incorporation of the Company or in contemplation of the liquidation or dissolution of the Company or threatening its corporate existence;

(b) Attached hereto as Annex A is a true and correct copy of the By-Laws of the Company as in full force and effect at all times since September 19, 2002 to and including the date hereof;

(c) Attached hereto as Annex B are true copies of the draft resolutions duly adopted by the Board of Directors of the Company at a meeting held on March 21, 2002; such resolutions have not been amended, modified or rescinded and remain in full force; and such resolutions are the only resolutions adopted by the Company's Board of Directors or any committee thereof relating to the Company's 4.25% Fixed Rate Notes due January 15, 2008;

(d) Each person who, as an officer or attorney-in-fact of the Company, signed the (i) Second Amended and Restated U.S. Distribution Agreement (ii) the Notes; (iii) the Terms Agreement, or any other document delivered in connection with the issuance, offering or sale of the Notes as contemplated by the Terms Agreement, was at the time of such signing and delivery duly elected or appointed, qualified and acting as such officer or duly appointed and acting as such attorney-in-fact, and the signatures of such persons appearing on such documents are their genuine signatures ; and

(e) Since the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 21, 2002, through the date hereof, there have been no reports (other than reports relating to securities of issuers other than the Company) filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), or proxy statements or information statements filed by the Company pursuant to Section 14 of the 1934 Act.

IN WITNESS WHEREOF, I have hereunto signed my name as of December 6, 2002.

______________________________

David P. Russell

Assistant Secretary

g GE Capital

David P. Russell General Electric Capital Corporation

Counsel, 201 High Ridge Road

Treasury Operation and Assistant Secretary Stamford, CT 06927-9400

203-961-5079, Dial Comm 8*228-5079

FAX 203-357-3490, Dial Comm 8*228-3490

Internet: david.russell@gecapital.com

December 6, 2002

Credit Suisse First Boston

on behalf of itself as Agent

and the Agents listed on Annex A hereto

11 Madison Avenue

New York, NY 10010

USD 1,500,000,000 4.25% Fixed Rate Notes Due January 15, 2008

Ladies and Gentlemen:

I have acted as Counsel, Treasury Operations and Assistant Secretary for General Electric Capital Corporation, a Delaware corporation (the "Company"), in connection with (i) the issuance by the Company of USD 1,500,000,000 of its Global Medium-Term Notes, Series A, described in the Pricing Supplement referred to below (the "Notes") under an Amended and Restated Indenture dated as of February 27, 1997 as amended by the First Supplemental Indenture dated as of May 3, 1999, the Second Supplemental Indenture dated as of July 2, 2001 and the Third Supplemental Indenture dated as of November 22, 2002, each between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee, (collectively, the "Indenture"), (ii) the sale and delivery of the Notes to you pursuant to (a) the Second Amended and Restated U.S. Distribution Agreement dated as of April 16, 2002, as amended on November 22, 2002 (the "Distribution Agreement"), between the Company and the agents named therein, and (b) the Terms Agreement dated as of December 3, 2002, (the "Terms Agreement") between the Company, Credit Suisse First Boston and the other Agents named therein, in connection with the purchase from the Company by Credit Suisse First Boston and the Agents of the Notes. I have also acted as counsel for the Company with respect to the Registration Statement on Form S-3 (File No. 333-100527 and all amendments thereto (as so amended, the "Registration Statement"). I have also acted as counsel for the Company in connection with the preparation and filing with the Securities and Exchange Commission under Rule 424(b) of the Securities Act of 1933 (the "1933 Act"): (i) the prospectus dated November 21, 2002 called the "Basic Prospectus," (ii) a prospectus supplement dated November 22, 2002 (the "Prospectus Supplement") relating to the Global Medium-Term Notes, Series A, and (iii) the Pricing Supplement No. 3836 dated December 3, 2002 (the "Pricing Supplement") relating to the Notes. The Basic Prospectus, as supplemented by the Prospectus Supplement and the Pricing Supplement, is herein called the "Prospectus", and references in this letter to the Registration Statement or the Prospectus as amended or supplemented and to amendments and supplements include all amendments and supplements relating to the Registration Statement, the Basic Prospectus, the Prospectus Supplement and the Pricing Supplement to the date hereof except for supplements relating only to securities other than the Notes.

As such Counsel, Treasury Operations and Assistant Secretary, I have also examined such other documents, certificates and instruments and have made such investigation as I have deemed appropriate in order to give the opinions expressed herein.

Based upon the foregoing, it is my opinion that:

1. The Company has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware.

2. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification.

3. The Indenture has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms and has been qualified under the Trust Indenture Act of 1939, as amended.

4. The Notes have been duly authorized by all necessary corporate action and, when executed and authenticated in accordance with the terms of the Indenture and delivered and paid for by the Agents as principal pursuant to the Terms Agreement, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms and will entitle the holders thereof to the benefits of the Indenture.

5. Each of the Distribution Agreement and the Terms Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as rights to indemnity and contribution thereunder may be limited under applicable federal or state law in the United States.

    Neither the execution, delivery and performance of the Distribution Agreement or Terms Agreement nor the issuance and sale of the Notes by the Company as provided in the Distribution Agreement and the Terms Agreement will contravene the Certificate of Incorporation or By-Laws of the Company or result in any violation of any of the terms or provisions of any law, rule or regulation of the United States (other than with respect to the applicable state securities or Blue Sky laws, as to which I express no opinion) or of any indenture, mortgage or other agreement or instrument known to me by which the Company or any of its subsidiaries is bound or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any of its subsidiaries.

7. The statements contained in the Prospectus under the captions "Description of the Notes" and "Plan of Distribution" fairly present the matters referred to therein.

8. Each document incorporated by reference in the Prospectus which was filed pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act") (except for the financial statements and schedules and other financial and statistical material included therein or omitted therefrom, as to which I express no opinion) complied when so filed as to form in all material respects with the 1934 Act and the applicable rules and regulations of the Commission thereunder.

9. The Registration Statement is effective under the 1933 Act and, to the best of my knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission.

10. The Registration Statement, the Prospectus, the Pricing Supplement and any supplements and amendments thereto (except for the financial statements and schedules and other financial and statistical material included therein or omitted therefrom, and except for supplements and amendments relating only to securities other than the Notes, as to which I express no opinion) comply as to form in all material respects with the 1933 Act and the rules and regulations of the Commission thereunder.

Based upon my participation in the preparation of the Registration Statement and my review of the Prospectus, the Prospectus Supplement and the Pricing Supplement and any amendments and supplements thereto (including documents incorporated by reference) and examination and discussion of the contents thereof, but without independent check or verification except with respect to the summary of the provisions of the Indenture and the Notes to which my opinion in paragraph 7 relates, I believe that (except for the financial statements and schedules and other financial and statistical material included therein or omitted therefrom, as to which I express no belief) the Registration Statement, at the time they became effective, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

My opinions in paragraphs 3, 4 and 5, insofar as they relate to enforceability, are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to the effect of general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

I am furnishing this opinion to you solely for your benefit in connection with the transaction herein contemplated, and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, or relied upon by, or delivered to, any other person, without my prior written approval in each instance. My opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal law of the United States.

Very truly yours,

David P. Russell

Annex A

Credit Suisse First Boston Corporation
Deutsche bank Securities Inc.
UBS Warburg LLC
Blaylock & Partners, L.P.
BNP Paribas Securities Corp.
Loop Capital Markets, LLC
The Williams Capital Group, L.P.

General Electric Capital Corporation

Officers' Certificate

with respect to

Global Medium-Term Notes, Series A

Trade No. 3836

The undersigned officers of General Electric Capital Corporation (the "Company"), pursuant to authority delegated to them by resolutions of the Board of Directors of the Company adopted on March 21, 2002 (the "Resolutions") and for the purpose of establishing certain terms for Global Medium Term Notes, Series A, Trade No.: 3836 (the "Notes") to be issued pursuant to the provisions of the Third Amended and Restated Indenture dated as of February 27, 1997, between the Company and JPMorgan Chase Bank as successor trustee, as supplemented by the First Supplemental Indenture dated as of May 3, 1999, the Second Supplemental Indenture dated as of July 2, 2001 and the Third Supplemental Indenture dated as of November 22, 2002, hereby certify that, pursuant to the Resolutions, the terms of the Notes and of the sale thereof, as set forth on the Schedule annexed hereto, have been approved by the undersigned.

GENERAL ELECTRIC CAPITAL

CORPORATION

By:_________________________________

Senior Vice President - Corporate Treasury

and Global Funding Operation

By:_________________________________

Vice Chairman and Chief Financial Officer

Dated: December 3, 2002

SCHEDULE

Agent: Credit Suisse First Boston

Trade No. 3836

Method of Sale: Underwritten

Certain Terms of the Notes:

Principal Amount of Notes: US$ 1,500,000,000

DTC Registered: Yes

Listing: Luxembourg Exchange

Maturity Date: January 15, 2008

Interest Rate: 4.25%

Payment Frequency: Semi-Annually on each July 15 and January 15th commencing July 15, 2003

First Interest Payment Date: January 15, 2003

Issue Price: 99.391 % of the principal amount of the Notes

Commissions: 0.3250% of the principal amount of the Notes

Closing Date: December 6, 2002